MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of Breakwater Resources Ltd. prepared as of March 2, 2006, constitutes management's review of the factors that affected the Company's financial and operating performance for the year ended December 31, 2005, and factors reasonably expected to impact on future operations and results. The reporting currency is Canadian dollars. All amounts disclosed are in Canadian dollars unless otherwise stated.

The Company is a base metals mining company. It produces zinc, lead, copper and gold concentrates. During 2005, the Company's concentrate production was derived from two mines located in Canada, one each in British Columbia and Quebec; and a mine located each in Chile, Honduras and Tunisia. Its mine in Quebec, the Bouchard-Hebert mine, was closed in February 2005 and its mine in Tunisia was closed in September 2005; both due to depletion of mineral reserves. The Company also owns base metal and gold exploration properties in Canada, Honduras, Tunisia and Chile.

        OVERVIEW

o Breakwater realized net earnings of $14.7 million or $0.04 per share in 2005 compared with $2.6 million or $0.01 per share in 2004, a $12.1 million increase. These results were generated from a realized zinc price of US$1,297 per tonne of zinc compared with US$1,035 per tonne in 2004. This compares with a significantly higher current price of US$2,372 per tonne. Included in the 2005 net earnings was an amount of $6.5 million, set up to recognize future income tax assets at El Mochito and El Toqui. This amount was offset by an $8.1 million charge against Nanisivik for higher than estimated costs for reclamation and closure of that mine.
o Gross sales revenue increased by 30% to $313.0 million, a new high, from $240.3 million in the prior year.
o The contribution from mining activities was $28.0 million compared with $25.7 million in 2004.
o Reclamation and closure activities, and reclamation security funding consumed $31.9 million of the Company's cash, $25.2 million on actual reclamation work and severance payments and $6.7 million for reclamation security deposits.
o The development of Langlois was announced in November 2005 with commercial production expected from the mine by mid-2007.
o Breakwater announced a mineral resource for the El Toqui mine's Concordia deposit of 1.87 million tonnes grading 10.0 percent zinc, 5.2 percent lead and 68 grams of silver per tonne. Breakwater is working towards bringing Concordia into production in 2007.
o In May 2005, the Company entered into a contract with a customer whereby the customer made a prepayment of US$5.0 million against future deliveries of zinc concentrate for the years 2005 through to 2009. The facility was assigned to a third party to whom Breakwater has issued eight promissory notes, each for US$625,000, plus interest. The prepayment facility is repayable in eight tranches, one in each of the consecutive six month periods commencing July 1, 2005.
o In August 2005, the Company entered into a gold loan facility with Natexis Banques Populaires of France whereby the Company received US$10.0 million gold equivalent (sufficient gold was borrowed and then sold at the prevailing spot price of $431 per ounce to provide the equivalent US dollar value of the Facility). The funds were used for capital investment and working capital requirements at Myra Falls.
o In December 2005, the Company entered into a Royalty Agreement ("Agreement") with Red Mile Resources No. 4 Limited Partnership ("Red Mile") whereby the Company sold a "Basic Royalty" on a portion of the payable zinc production, over the life of the Myra Falls Mine. The Company received cash of $56.5 million which included royalty income of $50.5 million and indemnity fees and interest of $6.0 million. The royalty income is shown as Royalty Obligation on the balance sheet and will attract a level interest rate over the life of the obligation that will be recorded as interest expense. The fees and interest received will be brought into income over the life of the agreement. $50.5 million of the funds received were placed with a financial institution, for which the Company took back a restricted promissory note. Interest earned from the promissory note and a portion of the principal must be used to fund the expected Basic Royalty payments. The remaining funds of $6.0 million will be used for working capital and capital requirements at the Myra Falls Mine. (See note 10 of the consolidated financial statements for details).

        OUTLOOK

Our business plan is focused.  In 2006 we plan to:

     o Invest in capital projects to increase the productivity, efficiency and effectiveness of our operations;

     o    Increase the investment in overall exploration;

     o Advance mine exploration and development to increase reserves and resources, both quantitatively and qualitatively;

     o Advance the Langlois mine and Concordia projects to commercial production by mid-2007; and

     o    Acquire value added projects or assets.

Our production projections for 2006 are:

------------- ---------------------------------
                                    (payable)
------------- ---------------------------------
        Zinc               240,100,000 pounds
------------- ---------------------------------
      Copper                18,700,000 pounds
------------- ---------------------------------
        Lead                20,500,000 pounds
------------- ---------------------------------
      Silver                 1,889,500 ounces
------------- ---------------------------------
        Gold                    59,600 ounces
------------- ---------------------------------

The projections above are based on the following mine site production forecasts:

------------------------------- --------------- -------------- -------------- ---------------
 FORECAST 2006                     MYRA FALLS     EL MOCHITO      EL TOQUI       ALL SITES
------------------------------- --------------- -------------- -------------- ---------------
 Ore Milled (tonnes)                 1,000,000        650,000        515,600       2,165,600
------------------------------- --------------- -------------- -------------- ---------------
   Zinc (%)                                6.8            6.6            6.1             6.5
------------------------------- --------------- -------------- -------------- ---------------
   Copper (%)                              1.1            n/a            n/a             n/a
------------------------------- --------------- -------------- -------------- ---------------
   Lead (%)                                0.5            1.9            n/a             n/a
------------------------------- --------------- -------------- -------------- ---------------
   Gold (g/t)                              1.4            n/a            3.0             n/a
------------------------------- --------------- -------------- -------------- ---------------
   Silver (g/t)                           52.7           88.0            5.6             n/a
------------------------------- --------------- -------------- -------------- ---------------
 Concentrate Production
------------------------------- --------------- -------------- -------------- ---------------
   Zinc (tonnes)                       111,100         74,600         57,000         242,700
------------------------------- --------------- -------------- -------------- ---------------
   Copper (tonnes)                      34,300            n/a            n/a          34,300
------------------------------- --------------- -------------- -------------- ---------------
   Lead (tonnes)                           900         14,400            n/a          15,300
------------------------------- --------------- -------------- -------------- ---------------
   Gold (tonnes)                            56            n/a          4,100           4,156
------------------------------- --------------- -------------- -------------- ---------------
 Payable Metal
------------------------------- --------------- -------------- -------------- ---------------
   Zinc (pounds)                   114,900,000     73,200,000     52,000,000     240,100,000
------------------------------- --------------- -------------- -------------- ---------------
   Copper (pounds)                  18,700,000            n/a            n/a      18,700,000
------------------------------- --------------- -------------- -------------- ---------------
   Lead (pounds)                           n/a     20,500,000            n/a      20,500,000
------------------------------- --------------- -------------- -------------- ---------------
   Silver (ounces)                     781,600      1,100,000          7,900       1,889,500
------------------------------- --------------- -------------- -------------- ---------------
   Gold (ounces)                        22,100            n/a         37,500          59,600
------------------------------- --------------- -------------- -------------- ---------------

CAPITAL EXPENDITURES

Capital expenditures for Breakwater's operations are planned to be $75.3 million in 2006. Of this amount the bulk of funds are related to the development of Langlois, the improvements to Myra Falls' mine and mill, and upgrading both mobile and stationary equipment at Myra Falls. The balance will be spent at the other mines and for exploration.

----------------------------------------- --------------------
CAPITAL EXPENDITURES ($ millions)             2006 BUDGET
----------------------------------------- --------------------
Myra Falls                                        $24.1
----------------------------------------- --------------------
El Mochito                                         $9.1
----------------------------------------- --------------------
El Toqui                                           $9.0
----------------------------------------- --------------------
Langlois                                          $23.4
----------------------------------------- --------------------
Exploration*                                       $9.7
----------------------------------------- --------------------
TOTAL CAPITAL                                     $75.3
----------------------------------------- --------------------
*This amount is more fully described below in the exploration table.

EXPLORATION

It is expected that Breakwater will spend $15.1 million on exploration in 2006. The breakdown of the exploration is set forth in the following table:

---------------------------------------- ----------------
CAPITALIZED EXPLORATION                     ($ MILLIONS)
---------------------------------------- ----------------
El Mochito (US)                                  1.1
El Toqui (US)                                    4.0
Tunisia (US)                                     0.5
Langlois                                         3.1
---------------------------------------- ----------------
TOTAL CAPITALIZED EXPLORATION                    9.7
---------------------------------------- ----------------
EXPENSED EXPLORATION
---------------------------------------------------------
Bouchard-Hebert                                  2.9
Myra Falls                                       2.5
---------------------------------------- ----------------
TOTAL EXPENSED EXPLORATION                       5.4
---------------------------------------- ----------------
TOTAL EXPLORATION                               15.1
---------------------------------------- ----------------


SELECTED ANNUAL INFORMATION

The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles (GAAP).

STATEMENT OF OPERATIONS AND DEFICIT DATA                          Years ended December 31,
                                                  ------------------------------------------------------
                                                         2005               2004              2003
                                                  -----------------  -----------------  ----------------
                                                  ($ million's except for per share numbers and weights)
Tonnes of Concentrate Sold                              367,630           336,901            378,164
   (Zinc, Copper, Lead and Gold)
Gross Sales Revenue                                       313.0             240.3              207.6
Treatment and Marketing Costs                             105.4              81.9               83.6
Net Revenue                                               207.6             158.4              124.0
Total Operating Costs                                     179.6             132.7              132.8
Contribution (Loss) from Mining Activities                 28.0              25.7              (8.8)
Net Earnings                                               14.7               2.6                0.7
Earnings per Common Share                                  0.04              0.01               0.00
Diluted Earnings per Common Share                          0.04              0.01               0.00
Cash Provided by Operating Activities(1)                   19.5              29.3               15.5
Capital Expenditures                                       39.0              27.7               10.6
Weighted-Average Number of
   Common Shares Outstanding (000's)                    369,190           353,508            211,411
Number of Common Shares Outstanding (000's)             380,917           363,156            285,790

(1) Before changes in non-cash working capital items (see non-GAAP reconciliation below).

BALANCE SHEET DATA                                 As at December 31,
                                         ------------------------------------
                                                2005              2004
                                         ----------------- ------------------
Working Capital                                 44.4              36.6
Total Assets                                   357.2             287.5
Total Debt                                      18.7               1.7
Total Long-Term Liabilities                    121.9              65.8
Shareholders' Equity                           162.7             141.4
Capital Stock & Warrants                       344.1             335.0

        SENSITIVITY TO METAL PRICES AND EXCHANGE RATES

Breakwater's cash flow and common share price are highly sensitive to the price of zinc. The following table illustrates the sensitivity of cash flow to changes in the various metal prices and in the US$/C$ exchange rate based on production estimates for 2006 and on a US$/C$ exchange rate of $0.85/$1.00. Each of the sensitivities assumes the other prices and the exchange rate are held constant.

-------------------------------------------------------------- -----------------
CHANGE                                                           SENSITIVITIES
                                                                  (C$ million)
-------------------------------------------------------------- -----------------
Zinc (US$0.01/pound)                                                      1.8
-------------------------------------------------------------- -----------------
Lead (US$0.01/pound)                                                      0.2
-------------------------------------------------------------- -----------------
Copper (US$0.01/pound)                                                    0.2
-------------------------------------------------------------- -----------------
Silver (US$0.10/ounce)                                                    0.1
-------------------------------------------------------------- -----------------
Gold (US$10.00/ounce)                                                     0.5
-------------------------------------------------------------- -----------------
Exchange rate (US$0.01/C$1.00)*                                           1.7
-------------------------------------------------------------- -----------------
*When the Canadian dollar weakens against the US dollar cash flow would increase.

        SENSITIVITY TO SMELTER TREATMENT CHARGES

Breakwater sells zinc, lead, copper and gold concentrates to smelters in various parts of the world including Europe, Asia and the Americas. Smelters charge the Company for treating the zinc, lead, copper and gold concentrates. Treatment charges vary according to world demand for concentrates. In 2006 the zinc concentrate market will be undersupplied. Consequently base treatment charges will decline. However, this reduction will be offset by the effect of escalators, a form of price participation, built into our smelter contracts. The net effect is that realized treatment charges are expected to increase in 2006, assuming metal prices remain strong.

STATEMENT OF OPERATIONS REVIEW - 2005 AND 2004

        GROSS SALES REVENUE

Gross sales revenue from the sales of zinc, lead, copper and gold concentrates increased by 30 percent to $313.0 million. Higher metal prices and increased concentrate sales, 367,630 tonnes in 2005 compared with 336,901 tonnes in 2004, accounted for this increase, which was partially offset by the stronger Canadian dollar and a mark-to-market loss on hedge positions of $2.9 million. The higher tonnage sold in 2005 was drawn from inventories that built up during 2004 and the sale of the final concentrate production from the Bouchard-Hebert and Bougrine mines, both of which closed in 2005.

Total concentrate production in 2005 was 336,896 tonnes compared with 388,736 tonnes in 2004.

The recorded sales of concentrate can fluctuate from period to period due to the Company's revenue recognition policy (See note 1 to the consolidated financial statements). The amount of concentrate recorded as sold in a given period can vary due to production levels, shipping volumes, ship schedules, price determination, and risk and title transfer terms with our various customers. The recognition of final sales can be as much as six months after the date of production.

------------------------------------------------------------------------ ------------------ -----------------
GROSS SALES REVENUE BY METAL ($ millions)                                       2005              2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc (US)                                                                      156.0             136.3
------------------------------------------------------------------------ ------------------ -----------------
Copper (US)                                                                     39.2               9.2
------------------------------------------------------------------------ ------------------ -----------------
Lead (US)                                                                       23.5              11.9
------------------------------------------------------------------------ ------------------ -----------------
Gold (US)                                                                       23.1              16.8
------------------------------------------------------------------------ ------------------ -----------------
Silver (US)                                                                     18.1              10.4
------------------------------------------------------------------------ ------------------ -----------------
Hedging Mark-to-Market                                                         (2.5)               0.1
------------------------------------------------------------------------ ------------------ -----------------
   TOTAL GROSS SALES REVENUE (US$)                                             257.4             184.7
------------------------------------------------------------------------ ------------------ -----------------
Realized exchange rate (C$/US$) yearly average                                1.2159            1.3010
------------------------------------------------------------------------ ------------------ -----------------
   TOTAL GROSS SALES REVENUE (C$)                                              313.0             240.3
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
SALES BY CONCENTRATE (tonnes)                                                   2005              2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc                                                                         273,267            292,573
------------------------------------------------------------------------ ------------------ -----------------
Lead                                                                          40,685             22,087
------------------------------------------------------------------------ ------------------ -----------------
Copper                                                                        52,441             22,236
------------------------------------------------------------------------ ------------------ -----------------
Gold                                                                           1,237                  5
------------------------------------------------------------------------ ------------------ -----------------
TOTAL                                                                        367,630            336,901
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
SALES BY PAYABLE METAL                                                         2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc - tonnes                                                                 120,330           131,831
------------------------------------------------------------------------ ------------------ -----------------
Lead - tonnes                                                                  23,959            13,256
------------------------------------------------------------------------ ------------------ -----------------
Copper - tonnes                                                                11,059             3,194
------------------------------------------------------------------------ ------------------ -----------------
Gold - ounces                                                                  51,720            40,211
------------------------------------------------------------------------ ------------------ -----------------
Silver - ounces                                                             2,505,126         1,600,407
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
REALIZED PRICES & EXCHANGE RATE                                                2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc (US$/tonne)                                                              1,297             1,035
------------------------------------------------------------------------ ------------------ -----------------
Lead (US$/tonne)                                                                983               900
------------------------------------------------------------------------ ------------------ -----------------
Copper (US$/tonne)                                                            3,543             2,852
------------------------------------------------------------------------ ------------------ -----------------
Gold (US$/ounce)                                                                445               414
------------------------------------------------------------------------ ------------------ -----------------
Silver (US$/ounce)                                                             7.22              6.52
------------------------------------------------------------------------ ------------------ -----------------
Exchange rate (C$/US$) yearly average                                        1.2159            1.3010
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
AVERAGE LME METAL PRICES & EXCHANGE RATE                                       2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc (US$/tonne)                                                              1,381             1,048
------------------------------------------------------------------------ ------------------ -----------------
Lead (US$/tonne)                                                                975               886
------------------------------------------------------------------------ ------------------ -----------------
Copper (US$/tonne)                                                            3,678             2,864
------------------------------------------------------------------------ ------------------ -----------------
Gold (US$/ounce)                                                                445               409
------------------------------------------------------------------------ ------------------ -----------------
Silver (US$/ounce)                                                             7.32              6.65
------------------------------------------------------------------------ ------------------ -----------------
Exchange rate (C$/US$) yearly average                                        1.2111            1.3008
------------------------------------------------------------------------ ------------------ -----------------

Breakwater periodically hedges against fluctuations in metal prices and foreign exchange with the use of forward sales or options. The Company does not apply hedge accounting. Realized and mark-to-market gains or losses are included in gross sales revenue at the end of each period. The Company recorded a mark-to-market loss from hedging of US$2.6 million in 2005 compared with a gain of US$0.1 million in 2004. These are non-cash amounts that are reversed when the positions are closed as per the terms of the contract. The table below details the hedge positions outstanding at December 31, 2005.

------------------ --------------------- --------------------- --------------------- -----------------------
 METAL              POSITION              QUANTITY              STRIKE PRICE          STRIKE DATE
------------------ --------------------- --------------------- --------------------- -----------------------
 Gold               Call                  25,000 ounces         US$455                Dec 2006
------------------ --------------------- --------------------- --------------------- -----------------------
 Silver             Call                  1,050,000 ounces      US$7.50               Jan-Jun 2006
------------------ --------------------- --------------------- --------------------- -----------------------

        NET REVENUE

Net revenue, the value of concentrates sold after deducting treatment charges, freight and marketing costs, increased by 31 percent to $207.6 million in 2005 from $158.4 million in 2004. Total treatment charges, the amount paid to smelters for refining concentrates to produce metal, and shipping and marketing costs were 29 percent higher at $105.4 million in 2005 compared with $81.9 million in 2004. On a per tonne of concentrate basis these costs increased to $287 per tonne sold in 2005 compared with $243 per tonne in 2004. Despite lower average base treatment charges in 2005, higher metal prices triggered price escalators which resulted in higher realized treatment charges. Higher freight rates contributed to higher unit costs as well. These factors were partially offset by the stronger Canadian dollar as all these costs are incurred in US dollars.

        OPERATING COSTS

Direct operating costs were 42 percent higher in 2005 at $144.3 million compared with $101.9 million in 2004, as nine percent more tonnes of concentrate were sold and the average cost per tonne of concentrate sold increased to $393 in 2005 from $303 in 2004. The increase in the average cost per tonne was due to a greater percentage of higher cost copper and gold concentrates being sold in 2005 compared with 2004, the inclusion of a full year of production from Myra Falls in 2005 (only half a year in 2004), the loss of almost a full year of production from Bouchard-Hebert and a general increase in the cost of mine site labour and consumables.

--------------------------- ------------------------------------------- -------------------------------------------
DIRECT OPERATING COSTS                          2005                                    2004
--------------------------- ------------------------------------------- -------------------------------------------
                                             CONCENTRATE     COST PER                 CONCENTRATE      COST PER
                               AGGREGATE         SOLD          TONNE      AGGREGATE       SOLD           TONNE
                             ($ millions)      (tonnes)         ($)     ($ millions)    (tonnes)          ($)
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
Myra Falls                       67.1          116,139          578         13.0          24,616          528
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
El Mochito                       29.8          103,066          289         25.7          85,579          300
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
El Toqui                         22.2           59,355          374         13.6          49,294          275
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
Bougrine                         14.8           58,255          254         17.6          55,780          315
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
Bouchard-Hebert                  10.4           30,815          337         32.0         121,632          263
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
TOTAL                           144.3          367,630          393        101.9         336,901          303
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------

The total cash cost per pound of payable zinc sold, which includes all mine site cash costs, treatment charges, ocean freight and other marketing costs, net of by-product credits, was US$0.39 in 2005 compared with US$0.32 in 2004 (see non-GAAP reconciliation of the total cash cost per pound of payable zinc sold below). The increase was due to higher treatment charges and freight costs, the inclusion of the Myra Falls mine and increased prices for mine site consumables like fuel and steel grinding media.

        RECLAMATION AND CLOSURE COSTS

Reclamation and closure costs in 2005 were $12.1 million compared with $4.9 million in 2004. These costs include the accretion of the Company's estimated future reclamation obligations and any adjustments to reclamation obligations at closed mines where better information has caused Breakwater to revise its previous estimates. In 2005, $8.1 million of adjustments were made to the obligations related to the Nanisivik mine as the work required was significantly more than originally anticipated.

        OTHER EXPENSES (INCOME)

-------------------------------------------------------------------------- ----------------- ----------------
OTHER EXPENSES (INCOME) ($ millions)                                             2005              2004
-------------------------------------------------------------------------- ----------------- ----------------
General and administrative                                                        8.7               9.5
-------------------------------------------------------------------------- ----------------- ----------------
Stock-based compensation                                                          0.8               1.3
-------------------------------------------------------------------------- ----------------- ----------------
Interest and financing                                                            1.3               0.5
-------------------------------------------------------------------------- ----------------- ----------------
Investment and other income                                                      (2.6)             (0.8)
-------------------------------------------------------------------------- ----------------- ----------------
Loss on gold loan                                                                 1.8                 -
-------------------------------------------------------------------------- ----------------- ----------------
Other foreign exchange (gain) loss                                               (0.5)              0.4
-------------------------------------------------------------------------- ----------------- ----------------
Foreign exchange loss on US dollar denominated debt                               0.3               1.8
-------------------------------------------------------------------------- ----------------- ----------------
TOTAL OTHER EXPENSES (INCOME)                                                     9.8              12.7
-------------------------------------------------------------------------- ----------------- ----------------
Exploration costs                                                                 0.5                 -
-------------------------------------------------------------------------- ----------------- ----------------
Write-down of mineral property and fixed assets                                   0.9               1.2
-------------------------------------------------------------------------- ----------------- ----------------
Other non-producing property costs                                                9.0               8.6
-------------------------------------------------------------------------- ----------------- ----------------
Income and mining taxes (recovery)                                               (7.0)              0.6
-------------------------------------------------------------------------- ----------------- ----------------
TOTAL EXPENSE (INCOME)                                                           13.2              23.1
-------------------------------------------------------------------------- ----------------- ----------------

        GENERAL AND ADMINISTRATIVE

General and administrative costs decreased by $0.8 million to $8.7 million in 2005. The reduction was due to: lower capital taxes of $0.6 million; a reduction in the executive incentive plan of $0.2 million; lower costs related to the Company's corporate development activities of $0.2 million; lower shareholder communications costs of $0.1 million; and lower salaries and benefits of $0.1 million; partially offset by higher audit and consulting fees related to compliance with the new audit and public reporting requirements ($0.4 million).

        STOCK-BASED COMPENSATION

Stock-based compensation was $0.8 million in 2005 compared with $1.3 million in 2004; this non-cash expense was lower in 2005 as fewer stock options were granted. (See notes 1 and 13 (f) to the consolidated financial statements.)

        INTEREST AND FINANCING COSTS

Interest costs were slightly higher in 2005 at $1.3 million compared with $0.5 million in 2004. The 2005 cost included interest and costs for the Red Mile royalty obligations, the May 2005 concentrate prepayment and the August 2005 gold loan. Costs in 2004 were primarily for interest on the credit facility that was fully repaid at the end of January 2004.

        INVESTMENT AND OTHER INCOME

Investment and other income was $2.6 million in 2005 compared with $0.8 million in 2004. The increase in 2005 was mainly due to the interest and fees earned on the Red Mile transactions of $0.2 million, the gain of $0.8 million realized on the sale of Breakwater's holdings in Yukon Zinc Corporation, the gain realized from the disposal of various fixed assets of $0.6 million and interest earned on higher banks balances of $0.2 million.

        LOSS ON REMEASUREMENT OF GOLD LOAN

The Company recorded a non-cash charge of $1.8 million related to the marking-to-market of the gold loan that was drawn in August 2005. The gold loan is marked-to-market at the end of each quarter to reflect the spot price of gold. The mark-to-market amount is reversed as the gold is repaid from Breakwater's gold production.

        FOREIGN EXCHANGE (GAIN) LOSS ON US DOLLAR DENOMINATED DEBT

During 2005, the Company recorded a gain of $0.5 million on its US dollar denominated debt as the Canadian dollar strengthened during the year. In 2004, a loss of $0.4 million was recorded in January before the US dollar denominated debt was repaid at the end of that month.

        OTHER FOREIGN EXCHANGE LOSS

Breakwater's other foreign exchange loss was $0.3 million in 2005 compared with a loss of $1.8 million in 2004. This highlights the impact of the appreciation of the Canadian dollar on the Company's US dollar bank balances. In 2005, the Company had less funds invested in US dollar accounts and the Canadian dollar had only marginally strengthened during the year.

        WRITE-DOWN OF MINERAL PROPERTIES AND FIXED ASSETS

In 2005, the book value of certain fixed assets at Nanisivik was written-down by $0.7 million. Equipment to be used in the final reclamation activities may be left at the site if it proves uneconomic to remove it. Accordingly, the write-down noted above properly values this equipment and its probable resale or salvage values, if any. The balance of the equipment was shipped out for sale or transfer to other Company sites in October. In 2004, Breakwater wrote off its investment of $1.2 million in the exploration properties Heninga Lake in Nunavut and Bousquet Ferris in Quebec, as there was no further work planned at these sites.

        OTHER NON-PRODUCING PROPERTY COSTS

In 2005, other non-producing property costs were $9.0 million, which included the care and maintenance costs and holding costs for Caribou ($1.8 million), Langlois ($0.5 million), Bouchard-Hebert ($3.5 million), Bougrine ($0.8 million) and Nanisivik ($2.5 million). In 2004, other non-producing property costs were $8.6 million comprising $1.6 million for Caribou, $0.1 million for Langlois and $6.8 million for Nanisivik. Costs were higher in 2005 due to the closures of Bouchard-Hebert and Bougrine. With the closure work at Nanisivik almost complete and the re-development of Langlois under way other non-producing property costs should be substantially less in 2006.

        CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH
             WORKING CAPITAL ITEMS) - 2005 AND 2004

Cash provided from operating activities (before changes in non-cash working capital items) was $19.5 million in 2005 compared with $29.3 million in 2004.

--------------------------------------------------------------------- ------------------ ----------------
($ millions)                                                                 2005              2004
--------------------------------------------------------------------- ------------------ ----------------
Contribution from mining activities                                           27.9              25.7
--------------------------------------------------------------------- ------------------ ----------------
Other (expenses) income                                                       (9.8)            (12.7)
--------------------------------------------------------------------- ------------------ ----------------
Other non-producing property (costs)                                          (9.0)             (8.6)
--------------------------------------------------------------------- ------------------ ----------------
Income and mining taxes recovery (expense)                                     7.0              (0.6)
--------------------------------------------------------------------- ------------------ ----------------
Exploration (costs)                                                           (0.5)              0.0
--------------------------------------------------------------------- ------------------ ----------------
Write-down of properties                                                      (0.9)             (1.2)
--------------------------------------------------------------------- ------------------ ----------------
NET EARNINGS                                                                  14.7               2.6
--------------------------------------------------------------------- ------------------ ----------------
Payment of reclamation and closure cost accruals                             (25.2)             (7.9)
--------------------------------------------------------------------- ------------------ ----------------
Payment for employee future benefits                                          (2.8)             (1.0)
--------------------------------------------------------------------- ------------------ ----------------
Non-cash expenses                                                             32.8              35.6
--------------------------------------------------------------------- ------------------ ----------------
CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH
WORKING CAPITAL ITEMS)                                                        19.5              29.3
--------------------------------------------------------------------- ------------------ ----------------
(See non-GAAP reconciliation below)

LIQUIDITY AND FINANCIAL POSITION REVIEW

        WORKING CAPITAL

Working capital at the end of 2005 was $44.4 million, a $7.8 million increase over the $36.6 million at the end of 2004. Current assets in total were unchanged and current liabilities decreased by $7.8 million during the year.

        CURRENT ASSETS

Total current assets were unchanged at $116.9 million at the end of 2005. Increases in individual line items were offset by decreases in others.
     The increases were as follows:
          o $6.5 million due to the set up of a future income tax asset related to El Mochito and El Toqui;
          o $6.1 million in cash and cash equivalents reflecting improved metal prices, the completion of the Red Mile transaction and the flow-through share issue in December 2005;

          o $2.9 million in other receivables as the second $3.0 million payment for the Red Mile transaction was due February 15, 2006; and
          o $0.5 million in restricted cash for additional reclamation security posted in 2005.
     The decreases were as follows:
          o $3.6 million and $8.7 million, respectively, in accounts receivable concentrate and concentrate inventory due to the final sales of concentrate at both Bougrine and Bouchard-Hebert;
          o $2.5 million in materials and supplies inventory with the closure of Bougrine and Bouchard-Hebert; and,
          o $1.1 million in prepaid expenses due mainly to a reduction in prepaid freight for concentrate shipments.

         CURRENT LIABILITIES

Current liabilities decreased by $7.8 million to $72.5 million at the end of 2005.
     The decreases were as follows:
          o $2.8 million for accounts payable and accrued liabilities, and $8.1 million for provisional payments for concentrate inventory shipped, reflecting the closure of Bougrine and Bouchard-Hebert; and
          o $10.9 million for the current portion of reclamation, closure cost accruals and other environmental obligations as less reclamation work will be required in 2006 as the majority of the work at Nanisivik was completed in 2005. Income and mining taxes payable decreased by $0.3 million.
     The decreases were offset by an increase in short-term debt of $14.3 million as the Company entered into a concentrate prepayment facility and a gold loan facility in 2005.

        DEFERRED FINANCING

Deferred financing fees are costs related to both the concentrate prepayment facility and the gold loan facility that will be expensed over the term of those facilities.


        RESTRICTED CASH AND RECLAMATION DEPOSITS

At December 31, 2005, Breakwater had a total of $10.7 million in restricted cash ($3.9 million) and reclamation deposits ($6.8 million).

Of the restricted cash on deposit, $2.4 million is with the Province of Quebec and represents funds that will be returned to Breakwater over the next 12 months as the reclamation work at Bouchard-Hebert, related to those funds, is completed; $1.3 million is held by Natexis Banques Popularies as a cash reserve against the outstanding gold loan (this amount will be returned upon the final gold loan payment scheduled at the end of August 2006) and $0.2 million supports a letter of credit issued to the Nunavut government related to the operating permit for the Nanisivik mine.

Of the $6.8 million of reclamation deposits, $0.7 million are additional funds deposited with the Province of Quebec for security for future reclamation, $6.0 million is held by the Province of New Brunswick as reclamation security for the Caribou mine (these funds will be returned to the Company on the completion of the sale of Caribou to Blue Note Metals Inc.), and $0.1 million is held by the British Columbia government in support of a park use permit at the Myra Falls mine.

RESTRICTED CASH AND RECLAMATION DEPOSITS
-------------------------------------- ------------------------------ ------------- ------------------------
            JURISDICTION                         LOCATION              $ MILLIONS          PURPOSE
-------------------------------------- ------------------------------ ------------- ------------------------
Province of Quebec                     Bouchard-Hebert & Langlois          3.1       Reclamation Security
-------------------------------------- ------------------------------ ------------- ------------------------
Province of New Brunswick              Caribou                             6.0       Reclamation Security
-------------------------------------- ------------------------------ ------------- ------------------------
Natexis Banques Popularies             Gold Loan                           1.3       Cash Reserve
-------------------------------------- ------------------------------ ------------- ------------------------
Province of British Columbia           Myra Falls                          0.1       Park Use Permit
-------------------------------------- ------------------------------ ------------- ------------------------
Dept. of Indian & Northern Affairs     Nanisivik                           0.2       Operating Permit
-------------------------------------- ------------------------------ ------------- ------------------------
TOTAL                                                                     10.7
-------------------------------------- ------------------------------ ------------- ------------------------

On January 31, 2006, the Company provided a Safe Keeping Agreement supported with a Guaranteed Investment Certificate in the amount of $13.4 million to the British Columbia government to satisfy the environmental security requirements at the Myra Falls mine.

        LONG-TERM INVESTMENTS

The Company acquired the Taseko Mines Limited debenture with the purchase of Boliden Westmin (Canada) Limited. As this is considered a long-term asset it is carried at cost, $5.6 million, which was the estimated fair value at the time of acquisition (See note 7 of the consolidated financial statements.)

        RESTRICTED PROMISSORY NOTE

The Company held restricted promissory notes at the end of 2005 of $62.5 million compared with $11.7 million at the end of 2004. The 2005 amount comprises $11.7 million for the restricted promissory note related to the 2004 Red Mile transaction and $50.5 million for the restricted promissory note related to the 2005 Red Mile transaction. The interest earned and a portion of the principal of these restricted promissory notes will be used to meet the company's Red Mile transaction royalty obligation. (See note 10 to the consolidated financial statements.)

        DEFERRED INCOME

Deferred income was $6.8 million at the end of 2005 compared with $1.8 million at the end of 2004. $5.5 million relates to the indemnity agreement fees and interest that the Company received in relation to the Red Mile transactions in 2004 and 2005; these amounts will be brought into income over the lives of the two agreements. (See note 10 to the consolidated financial statements.) The remaining balance in deferred income is the advance of a non-refundable royalty payment (US$1.0 million) received on the sale of the Lapa properties in June 2003. This amount will be taken into revenue as earned when the Lapa properties are put into production.

        LONG-TERM LEASE OBLIGATIONS

Long-term lease obligation of $1.0 million at the end of 2005 represents lease obligations for equipment at the Myra Falls mine.

        ROYALTY OBLIGATION

The Royalty Obligation of $62.5 million relates to the royalty amounts received from the 2004 ($11.7 million) and 2005 ($50.5 million) Red Mile transactions. (See note 10 to the consolidated financial statements.)

        EMPLOYEE FUTURE BENEFITS

With the acquisition of the Myra Falls mine, the Company assumed the obligations of a defined benefit plan for the employees of that mine. The liability at December 31, 2005 was $5.4 million down from $6.4 million at the end of 2004. (See note 12 to the consolidated financial statements.)

        DEBT

Total debt was $18.7 million at December 31, 2005, compared with $1.7 million at the end of 2004. The Company entered into a concentrate prepayment contract (the "Prepayment Facility") with a customer in May 2005 whereby the customer advanced the Company US$5.0 million against future deliveries of zinc concentrate. The Prepayment Facility is repayable in eight equal installments. One installment is due in each six month period commencing with the July 1, 2005 to December 31, 2005 period. As at December 31, 2005 one repayment had been made.

In August 2005, the Company completed a Gold Based Pre-production Advance Facility (the "Facility"). The lender of the Facility was Natexis Banques Popularies of France. Under the terms of the Facility, the Company received US$10.0 million gold equivalent (sufficient gold was borrowed and then sold at the prevailing spot price of $431 per ounce to provide the dollar value of the Facility). The term of the Facility is 13 months with six principal payments commencing October 2005 and ending August 2006. The principal repayments will be in the form of gold. The interest rate is at the fixed Gold Base Rate of 0.4 percent plus 2.5 percent and paid monthly in arrears in US dollars. The funds were used for capital investment and working capital requirements at Myra Falls. Security for the Facility is a charge on Myra Falls' concentrate inventories and related smelter accounts receivable; an assignment of certain smelting contracts for the Myra Falls mine production; a cash collateral account; and, unsecured guarantees of the Company and NVI Holdings Ltd., a wholly-owned subsidiary. As at December 31, 2005 one repayment had been made, a second repayment was made on January 3, 2006. (See note 9 to the consolidated financial statements.)

        RECLAMATION AND CLOSURE COST ACCRUAL

Reclamation and closure costs represent the Company's obligation for reclamation and severance costs accrued for its mine sites. At December 31, 2005, total accrued reclamation and closure costs were $50.3 million compared with $63.8 million at December 31, 2004. Of the $50.3 million, $10.2 million is classified as current and is expected to be spent over the next 12 months at Nanisivik, Bouchard-Hebert, Bougrine and Myra Falls. The Company incurred expenditures of $25.2 million in reclamation and closure costs in 2005 compared with $7.9 million in 2004. Currently the Company is not able to setup a liability for reclamation at El Mochito as there is no law, regulation or contract related to this asset's retirement.

RECLAMATION AND CLOSURE COST ACCRUAL AT DECEMBER 31, 2005

---------------------------- ------------------------ -------------------------- -------------------------
 ($ millions)                        Current                   Long-term                   Total
---------------------------- ------------------------ -------------------------- -------------------------
 Myra Falls                            2.0                       24.8                      26.8
---------------------------- ------------------------ -------------------------- -------------------------
 El Mochito                            0.0                        1.3                       1.3
---------------------------- ------------------------ -------------------------- -------------------------
 El Toqui                              0.0                        3.9                       3.9
---------------------------- ------------------------ -------------------------- -------------------------
 Langlois                              0.0                        1.3                       1.3
---------------------------- ------------------------ -------------------------- -------------------------
 Bouchard-Hebert                       3.3                        2.7                       6.0
---------------------------- ------------------------ -------------------------- -------------------------
 Caribou                               0.0                        5.2                       5.2
---------------------------- ------------------------ -------------------------- -------------------------
 Nanisivik                             2.7                        0.3                       3.0
---------------------------- ------------------------ -------------------------- -------------------------
 Bougrine                              2.2                        0.6                       2.8
---------------------------- ------------------------ -------------------------- -------------------------
 TOTAL                                10.2                       40.1                      50.3
---------------------------- ------------------------ -------------------------- -------------------------

        EQUITY

During 2005, the Company issued 17,761,348 Common Shares for net proceeds of $9.1 million. Thirteen million of the shares issued were flow through shares for exploration to be conducted around Breakwater's properties in Quebec. 2,841,000 were issued on the exercise of employee share options, 1,500,000 were issued on the exercise of banker warrants and 420,348 were issued pursuant to the Company's employee share purchase plan. At the end of 2005, the Company had issued and outstanding Common Shares of 380,917,489 compared with 363,156,141 at the end of 2004.

Shareholders' equity at December 31, 2005, was $162.7 million compared with $141.4 million at December 31, 2004, an increase of $21.3 million. This reflects a net profit of $14.7 million for 2005 plus proceeds of $9.1 million from the issue of Common Shares and warrants, an increase in the contributed surplus of $0.2 million, offset by a reduction in Cumulative Translation Adjustments of $2.7 million.

        CAPITAL EXPENDITURES

The following table sets forth a breakdown of the Company's investment in mineral properties and fixed assets in 2005 compared with the amounts invested in 2004.

---------------------------------- -------------------------------- --------------------------------
($ millions)                                     2005                            2004
---------------------------------- -------------------------------- --------------------------------
Myra Falls                                       17.8                             4.0
---------------------------------- -------------------------------- --------------------------------
El Mochito                                        8.2                             6.8
---------------------------------- -------------------------------- --------------------------------
El Toqui                                          7.1                            11.0
---------------------------------- -------------------------------- --------------------------------
Bougrine                                          0.1                             0.4
---------------------------------- -------------------------------- --------------------------------
Bouchard-Hebert                                   0.6                             1.2
---------------------------------- -------------------------------- --------------------------------
Langlois                                          5.2                             4.0
---------------------------------- -------------------------------- --------------------------------
Other                                             0.0                             0.3
---------------------------------- -------------------------------- --------------------------------
TOTAL                                            39.0                            27.7
---------------------------------- -------------------------------- --------------------------------

MYRA FALLS

In 2005, of the $17.8 million spent on capital at Myra Falls, $9.1 million was for mine development (to provide additional access to the known reserves and to identify new resources and reserves), $2.9 million was for the first phase of the surface ramp (to provide ventilation, exploration platforms and eventual access to the western portion of the property which had little exploration to date), $3.4 million was for mine equipment, $1.4 million was for the new Lynx tailings facility, and $0.7 million was for mill equipment and the initial work related to the installation of the lead circuit.

EL MOCHITO

At El Mochito, of the $8.2 million spent on capital in 2005; $4.5 million was for environment purposes, (primarily on the new tailings facility), $2.1 million was for ongoing mine development, $1.1 million was for mine equipment and infrastructure, $0.4 million was primarily for surface infrastructure, and $0.2 million on mill equipment.

EL TOQUI

In 2005, total capital at El Toqui was $7.1 million. Of this amount $3.8 million related to equipment replacement, $1.5 million to ongoing mine development (primarily in Estatuas), and $1.8 million to exploration, with the bulk of these funds being spent on the Concordia deposit.

LANGLOIS

$5.2 million of capital was spent on the initial redevelopment of the mine.

BOUCHARD-HEBERT,

$ 0.6 million was spent on exploration in the immediate vicinity of the mine.

        FINANCIAL CAPABILITY

With the existing working capital, the current metal prices and current US$/C$ exchange rate the Company is positioned to carry out its operating, capital and environmental programs in 2006. The Company's financial capability is sensitive to metal prices and the US/Canadian dollar exchange rate.

OPERATING REVIEW - 2005 AND 2004

Myra Falls' contribution from mining activities improved to $2.4 million in 2005 from a loss of $5.1 million in 2004. As the Company acquired the mine in July of 2004, 2004 results are not comparable. 2005 unit cost of sales at Myra Falls have been higher than expected due to lower mine production at lower head grades.

El Mochito's contribution from mining activities was 89 percent higher in 2005 due to more concentrate sold in 2005 than in the same period in 2004 and higher metal prices.

El Toqui contribution from mining activities was lower in 2005. Although more concentrate was sold in 2005 and metal prices were higher, these were more than offset by higher unit production costs.

Bougrine's contribution from mining activities improved significantly in 2005 to $7.4 million from a loss of $5.2 million in 2004. This improvement was the result of higher metal prices and of higher lead production due to a better lead head grade. These factors resulted in more concentrate sold at a lower unit cost.

Bouchard-Hebert contributed $6.7 million from mining activities on the sale of 30,815 tonnes of concentrate in 2005 but, as the mine ceased production in February, this result is not comparable with the 2004 results.

---------------------------- -------------------------------------------------------------
   Operating review for                         CONCENTRATE TONNES
     the year ended
       December 31
---------------------------- -------------------------------------------------------------
                                          2005                          2004
---------------------------- ------------------------------ ------------------------------
                                     SOLD        PRODUCED          SOLD        PRODUCED
---------------------------- --------------- -------------- -------------- ---------------
Myra Falls                        116,139         122,497        24,616          52,305
---------------------------- --------------- -------------- -------------- ---------------
El Mochito                        103,066          96,625        85,579          91,786
---------------------------- --------------- -------------- -------------- ---------------
El Toqui                           59,355          60,662        49,294          58,813
---------------------------- --------------- -------------- -------------- ---------------
Bougrine                           58,255          42,785        55,780          60,648
---------------------------- --------------- -------------- -------------- ---------------
Bouchard-Hebert                    30,815          14,327       121,632         125,184
---------------------------- --------------- -------------- -------------- ---------------
TOTAL                             367,630         336,896       336,901         388,736
---------------------------- --------------- -------------- -------------- ---------------


---------------------------- ------------------- ------------------- -------------------- -------------------
                                                    CONTRIBUTION
   Operating review for                              (LOSS) FROM
      the year ended                                   MINING                                   CAPITAL
        December 31              NET REVENUE         ACTIVITIES(1)     NON-CASH COSTS(2)     EXPENDITURES(4)
---------------------------- ------------------- ------------------- -------------------- -------------------
($ millions)                   2005      2004     2005      2004       2005      2004       2005      2004
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Myra Falls                      79.1      11.8      2.4      (5.1)       9.5        3.8      17.8       4.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Mochito                      56.0      40.4     19.8       10.5       6.3        4.2       8.2       6.8
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Toqui                        30.6      23.2      3.9        6.2       4.6        3.5       7.1      11.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bougrine                        26.5      20.8      7.4      (5.2)       4.3        8.4       0.1       0.4
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bouchard-Hebert                 18.3      62.2      6.7       21.3       1.3        8.9       0.6       1.2
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Nanisivik                        0.0       0.0    (8.6)      (0.7)       8.6        0.7       0.0      (0.2)
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Langlois                         0.0       0.0    (0.1)      (0.1)       0.1        0.1       5.2        4.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Other                        (2.9)(3)   0.0(3)    (3.5)      (1.2)       0.6        1.2       0.0        0.5
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
TOTAL                          207.6     158.4     28.0       25.7      35.3       30.8      39.0       27.7
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------

(1)  After non-cash costs.
(2)  Depreciation, depletion and accretion costs.
(3)  Net realised from metal hedging activities.
(4)  Includes assets under capital lease.

PRODUCTION RESULTS

In 2005, Breakwater's production of metals in concentrate was affected by three major factors. We reported a full year of production from Myra Falls and we closed Bouchard-Hebert in February 2005 and Bougrine in September 2005.

Consolidated production is set forth in the following table.

------------------------------------ ------------------------------------- -------------------------------------
All Mines                                    YEAR ENDED DECEMBER 31                   FOURTH QUARTER
                                     ------------------------------------- -------------------------------------
                                            2005               2004               2005               2004
==================================== ================== ================== ================== ==================
Ore Milled (tonnes)                          2,468,565          2,822,228            540,949            802,040
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Zinc (%)                                        6.5                6.8                6.1                6.2
------------------------------------ ------------------ ------------------ ------------------ ------------------
Concentrate Production
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Zinc (tonnes)                               268,688            318,206             56,576             82,526
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Copper (tonnes)                              35,361             43,882              7,410             15,702
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Lead (tonnes)                                28,702             21,633              3,741              6,473
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Gold (tonnes)                                 4,145              5,015              1,114              1,540
------------------------------------ ------------------ ------------------ ------------------ ------------------
Metal in Concentrates
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Zinc (tonnes)                               141,310            169,909             29,521             43,630
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Copper (tonnes)                               8,110              8,363              1,698              3,194
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Lead (tonnes)                                19,196             14,347              2,579              4,205
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Silver (ounces)                           3,059,914          2,538,021            758,008            736,113
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Gold (ounces)                                75,993             56,388             17,521             19,217
------------------------------------ ------------------ ------------------ ------------------ ------------------
Total Cash Costs
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Per lb. payable zinc (US$)                     0.40               0.34               0.45               0.43
------------------------------------ ------------------ ------------------ ------------------ ------------------

The following table sets forth zinc production at each site for the full year and the fourth quarter together with the change from the prior period.

------------------------------------------- -------------------------------- ------------------------------
                                                  YEAR ENDED DECEMBER 31             FOURTH QUARTER
Zinc Production (million pounds of zinc     -------------------------------- ------------------------------
contained in concentrate)                      2005       2004    % (DELTA)     2005     2004    % (DELTA)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
Myra Falls*                                    106.0      40.2       164        23.3     19.3        21
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
El Mochito                                      94.1      91.3        3         24.6     24.3        1
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
El Toqui                                        62.5      59.9        4         17.2     13.9        24
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
Bouchard-Hebert                                 13.9      120.9      (89)       0.0      23.8      (100)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
Bougrine                                        35.0      62.3       (44)       0.0      14.9      (100)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
TOTAL ZINC PRODUCTION                          311.5      374.6      (17)       65.1     96.2       (32)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
*Acquired July 2004

Production of copper in concentrate was marginally lower, year over year, despite the closure of Bouchard-Hebert in the first quarter of 2005. Production of copper in concentrate during the fourth quarter of 2005 decreased 47 percent from the same period in 2004 due to the aforementioned closure combined with lower copper grades and concentrate recoveries at Myra Falls.

------------------------------------------- -------------------------------- ------------------------------
                                                   YEAR ENDED DECEMBER 31            FOURTH QUARTER
Copper Production (million pounds of        -------------------------------- ------------------------------
copper contained in concentrate)               2005       2004    % (DELTA)     2005     2004    % (DELTA)
------------------------------------------- -------------------------------- ------------------------------
Myra Falls*                                     16.8       9.8        71        3.7       4.8       (23)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
Bouchard-Hebert**                                1.0       8.6       (89)       0.0       2.3      (100)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
TOTAL COPPER PRODUCTION                         17.9      18.4       (3)        3.7       7.0       (47)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
*Acquired July  2004
**Closed February 2005

Production of lead in concentrate increased 34 percent in 2005 due to higher lead grades at Bougrine and more tonnes milled at El Mochito. In the fourth quarter of 2005 production of lead in concentrate decreased 39 percent due to the closure of Bougrine.

------------------------------------------- -------------------------------- ------------------------------
                                                   YEAR ENDED DECEMBER 31            FOURTH QUARTER
Lead Production (million pounds of lead     -------------------------------- ------------------------------
contained in concentrate)                      2005       2004    % (DELTA)     2005     2004    % (DELTA)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
El Mochito                                      23.1      19.6        18        5.7       5.1        12
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
Bougrine*                                       19.2      12.1        59        0.0       4.2      (100)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
TOTAL LEAD PRODUCTION                           42.3      31.6        34        5.7       9.3       (39)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
*Closed September 2005

Gold in concentrate increased due to higher gold production from the Aserradero zone at El Toqui and due to metallurgical improvements made in the recovery of gold in the gravity circuit at Myra Falls. In the fourth quarter of 2005 gold in concentrate decreased due to the closure of Bouchard-Hebert and lower gold grades at El Toqui. This was partially offset by increased gold production from Myra Falls.

-------------------------------------- ------------------------------------- ------------------------------
                                                 YEAR ENDED DECEMBER 31             FOURTH QUARTER
Gold Production (ounces of gold        ------------------------------------- ------------------------------
contained in concentrate)                   2005         2004     % (DELTA)    2005       2004    % (DELTA)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
Myra Falls                                  31,744      11,239       182       8,254      5,171       60
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
El Toqui                                    41,605      27,865        49       9,267     11,077      (16)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
Bouchard-Hebert*                             2,644      17,284       (85)        0        2,969     (100)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
TOTAL GOLD PRODUCTION                       75,993      56,388        35       17,521    19,217      (9)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
*Closed February 2005

Silver in concentrate increased 21 percent due to higher silver grades and a full year's production from Myra Falls. Silver in concentrate increased three percent in the fourth quarter due to higher grades at Myra Falls and El Mochito which were partially offset by lower grades at El Toqui and the closure of Bouchard-Hebert.

-------------------------------------- ------------------------------------- ------------------------------
                                               YEAR ENDED DECEMBER 31               FOURTH QUARTER
Silver Production (ounces of silver    ------------------------------------- ------------------------------
contained in concentrate)                  2005         2004     % (DELTA)     2005       2004    % (DELTA)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
Myra Falls                               1,165,056      445,997      161      286,554    212,598      35
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
El Mochito                               1,723,825    1,550,232       11      446,445    396,631      13
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
El Toqui                                   131,020      231,872      (43)      25,009     61,537     (59)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
Bouchard-Hebert*                            40,013      309,920      (87)           0     65,346    (100)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
TOTAL SILVER PRODUCTION                  3,059,914    2,538,021       21      758,008    736,112       3
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------

MYRA FALLS PRODUCTION

The following table sets forth Myra Falls' production for the periods presented.

---------------------------------------- ------------------------------ ---------------------------
                                               YEAR ENDED DECEMBER 31            QUARTERS
                                         ------------------------------ ---------------------------
                                              2005           2004          4TH 2005       4TH 2004
======================================== ============== =============== ============== ============
Ore Milled (tonnes)                            912,656         381,698        226,962      197,215
---------------------------------------- -------------- --------------- -------------- ------------
   Zinc (%)                                        6.1             5.6            5.5          5.3
---------------------------------------- -------------- --------------- -------------- ------------
   Copper (%)                                      1.2             1.5            1.0          1.4
---------------------------------------- -------------- --------------- -------------- ------------
   Silver (g/t)                                     51              49             50           45
---------------------------------------- -------------- --------------- -------------- ------------
   Gold (g/t)                                      1.8             1.7            2.0          1.6
---------------------------------------- -------------- --------------- -------------- ------------
Concentrate Production
---------------------------------------- -------------- --------------- -------------- ------------
   Zinc (tonnes)                                90,129          34,155         19,984       16,751
---------------------------------------- -------------- --------------- -------------- ------------
         Recovery (%)                             86.3            85.3           84.4         84.1
---------------------------------------- -------------- --------------- -------------- ------------
         Grade (%)                                53.4            53.3           53.2         52.2
---------------------------------------- -------------- --------------- -------------- ------------
   Copper (tonnes)                              32,333          18,144          7,410        8,908
---------------------------------------- -------------- --------------- -------------- ------------
         Recovery (%)                             69.6            78.1           71.5         78.5
---------------------------------------- -------------- --------------- -------------- ------------
         Grade (%)                                23.6            24.5           22.8         24.4
---------------------------------------- -------------- --------------- -------------- ------------
   Gold (tonnes)                                  34.7            5.34            9.9         3.59
---------------------------------------- -------------- --------------- -------------- ------------
         Recovery (%)                             18.3             8.7           15.2          9.8
---------------------------------------- -------------- --------------- -------------- ------------
         Grade (g/t)                             8,741           8,498          6,890        7,268
---------------------------------------- -------------- --------------- -------------- ------------
Metal in Concentrates
---------------------------------------- -------------- --------------- -------------- ------------
   Zinc (tonnes)                                48,084          18,218         10,591        8,750
---------------------------------------- -------------- --------------- -------------- ------------
   Copper (tonnes)                               7,640           4,449          1,698        2,170
---------------------------------------- -------------- --------------- -------------- ------------
   Silver (ounces)                           1,165,056         445,997        286,554      212,598
---------------------------------------- -------------- --------------- -------------- ------------
   Gold (ounces)                                31,744          11,239          8,254        5,171
---------------------------------------- -------------- --------------- -------------- ------------
Total Cash Costs
---------------------------------------- -------------- --------------- -------------- ------------
   Per lb. payable zinc sold (US$)                0.47            0.54           0.52         0.59
---------------------------------------- -------------- --------------- -------------- ------------

MYRA FALLS OUTLOOK

Work continues on improving mine planning, materials handling and metallurgical recoveries. Test work to develop a lead concentrate of marketable quality was carried out during the fourth quarter of 2005. The ultimate goal is to reduce the quantity of lead and zinc in the copper concentrate. The test work indicated that copper recoveries could be increased from the current 70 percent range to a range of 85-90 percent with a dramatic reduction in impurities and zinc concentrate grades could be increased from the current 53.0 to 53.4 percent range to 55.0 to 56.0 percent. A lead flash flotation test cell was installed in the grinding circuit during the month of February and test work with this unit is in progress. It is anticipated that a revision to the reagent scheme as well as the installation of zinc conditioner tanks would further improve recoveries and concentrate grades. A revised flow sheet is being developed for the final lead circuit and engineering work and procurement has commenced.

Installation of the shaking table in the gold circuit was delayed and should be completed in the first quarter of 2006. It is expected to improve gold recoveries and allow for the production of gold dore, thereby eliminating the need to process a portion of the gold production through high-cost smelting.

Underground exploration, consisting of drift development and diamond drilling is now concentrated on three prospective areas: the Marshall zone to the northwest; the Extension zone to the west of Battle-Gap; and the 43 Block to the east of HW.

The Company continues to review its near-term and long-term plans for the Myra Falls operation. The goal is to stabilize the operation by maintaining a steady flow of ore to the mill and to ensure that recoveries of all economic metals are maximized. The long-term goal is to define orebodies lying adjacent to and west of the current mining areas. The Company will aggressively explore the Myra Falls area to fully test its potential, which is believed to be excellent. Work towards this long-term goal has commenced with the Lynx Ramp and the drive towards the Marshall zone to the west of the Battle-Gap area.

EL MOCHITO PRODUCTION

The following table sets forth El Mochito's production for the periods presented.

--------------------------------- ------------------------------ -----------------------------
                                       YEARS ENDED DECEMBER 31             QUARTERS
                                  ------------------------------ -----------------------------
                                        2005           2004         4TH 2005       4TH 2004
================================= =============== ============== ============== ==============
Ore Milled (tonnes)                      700,190        650,017        185,597        170,560
--------------------------------- --------------- -------------- -------------- --------------
   Zinc (%)                                  6.7            6.9            6.5            7.0
--------------------------------- --------------- -------------- -------------- --------------
   Lead (%)                                  1.8            1.7            1.7            1.7
--------------------------------- --------------- -------------- -------------- --------------
   Silver (g/t)                               87             84             86             82
--------------------------------- --------------- -------------- -------------- --------------
Concentrate Production
--------------------------------- --------------- -------------- -------------- --------------
   Zinc (tonnes)                          81,296         78,652         21,142         21,083
--------------------------------- --------------- -------------- -------------- --------------
   Recovery (%)                             91.7           91.8           92.0           92.2
--------------------------------- --------------- -------------- -------------- --------------
   Grade (%)                                52.5           52.7           52.6           52.3
--------------------------------- --------------- -------------- -------------- --------------
   Lead (tonnes)                          15,329         13,134          3,741          3,416
--------------------------------- --------------- -------------- -------------- --------------
   Recovery (%)                             80.9           80.5           80.1           80.4
--------------------------------- --------------- -------------- -------------- --------------
   Grade (%)                                68.4           67.6           68.8           67.9
--------------------------------- --------------- -------------- -------------- --------------
Metal in Concentrates
--------------------------------- --------------- -------------- -------------- --------------
   Zinc (tonnes)                          42,698         41,413         11,147         11,034
--------------------------------- --------------- -------------- -------------- --------------
   Lead (tonnes)                          10,488          8,877          2,579          2,319
--------------------------------- --------------- -------------- -------------- --------------
   Silver (ounces)                     1,723,825      1,550,232        446,445        396,631
--------------------------------- --------------- -------------- -------------- --------------
Total Cash Costs
--------------------------------- --------------- -------------- -------------- --------------
   Per lb. payable zinc sold                0.32           0.31           0.20           0.23
(US$)
--------------------------------- --------------- -------------- -------------- --------------

EL MOCHITO OUTLOOK

During 2005, the Company continued to explore, develop and delineate new mineral resources and reserves along extensions of the productive Salva Vida and Santo Nino trends. The projected intersection of these trends is the key exploration focus at El Mochito, as major orebodies are typically found at structural intersections in favourable ground.

Surface geological exploration began during the second quarter on several target areas. During the third quarter, broad element spectrum geochemical surveys were carried out over zones previously surveyed in the 1960s and 1970s by Rosario and Asarco to validate these older surveys. During the fourth quarter, NSAMT geophysical surveys were carried out over promising zones adjacent to mine workings and target anomalies identified in previous campaigns.

During the quarter, construction continued on the new Soledad tailings storage facility. Work will continue on this facility until the second quarter 2006 when Pozo Azul, the current tailings impoundment facility, will be phased out and reclaimed.

EL TOQUI PRODUCTION

The milled tonnage at El Toqui increased 11 percent in 2005 over 2004 reflecting the changes made to the grinding circuit in the mill in mid-2004. Despite the increase in mill throughput zinc grades were lower resulting in a modest four percent increase in zinc contained in concentrate. The lower zinc grades were due to mining remnant areas in the Mina Rosa and Mallin-Monica zones with an unexpectedly lower zinc grades and development delays in the Estatuas deposit due to the complex geology of the deposit.

During the fourth quarter of 2005, gold head grades were 26 percent lower reflecting an increase in mining from the Estatuas deposit, which doesn't contain any gold.

--------------------------------- ------------------------------ -----------------------------
                                     YEARS ENDED DECEMBER 31               QUARTERS
                                  ------------------------------ -----------------------------
                                       2005           2004         4TH 2005       4TH 2004
================================= =============== ============== ============== ==============
Ore Milled (tonnes)                      519,963        466,953        128,390        116,345
--------------------------------- --------------- -------------- -------------- --------------
   Zinc (%)                                  6.0            6.4            6.6            6.0
--------------------------------- --------------- -------------- -------------- --------------
   Gold (g/t)                                2.9            2.3            2.6            3.5
--------------------------------- --------------- -------------- -------------- --------------
Concentrate Production
--------------------------------- --------------- -------------- -------------- -------------
   Zinc (tonnes)                          56,552         53,804         15,450        12,469
--------------------------------- --------------- -------------- -------------- -------------
   Recovery (%)                             90.4           91.0           90.8          89.8
--------------------------------- --------------- -------------- -------------- -------------
   Grade (%)                                50.1           50.5           50.4          50.5
--------------------------------- --------------- -------------- -------------- -------------
   Gold (tonnes)                           4,110          5,009          1,104         1,536
--------------------------------- --------------- -------------- -------------- -------------
   Recovery (%)                             51.4           57.2           49.8          61.3
--------------------------------- --------------- -------------- -------------- -------------
   Grade (%)                               221.7          122.0          181.4         164.9
--------------------------------- --------------- -------------- -------------- -------------
Metal in Concentrates
--------------------------------- --------------- -------------- -------------- -------------
   Zinc (tonnes)                          28,347         27,190          7,786         6,295
--------------------------------- --------------- -------------- -------------- -------------
   Gold (ounces)                          41,605         27,865          9,267        11,077
--------------------------------- --------------- -------------- -------------- -------------
   Silver (ounces)                       131,020        231,872         25,009        61,537
--------------------------------- --------------- -------------- -------------- -------------
Total Cash Costs
--------------------------------- --------------- -------------- -------------- -------------
   Per lb. payable zinc sold                0.44           0.28           0.29        (0.05)
(US$)
--------------------------------- --------------- -------------- -------------- -------------

EL TOQUI OUTLOOK

As noted previously, during 2005 it was discovered that the Estatuas deposit is highly faulted and more difficult to mine than originally planned. Additional infill drilling was carried out earlier in 2005 to better understand the degree and nature of the faulting. While we believe Estatuas can be mined economically, it continues to be the case that short-term problems may occur which could result in lower than expected tonnages or higher operating costs.

The Company is in the process of exploring the Aserradero deposit to the south and southeast. Work will also continue at Concordia to develop a feasibility study by the end of the second quarter of 2006. The Concordia deposit is located close to the existing mill infrastructure, is relatively shallow allowing for inexpensive ramp access and hosts zinc grades that are 40 percent higher than the current reserves with significant lead and silver content. Based on the drilling carried out to September 2005 an indicated and inferred mineral resource of 1.87 million tonnes grading 10.2 percent zinc, 5.1 percent lead and 68 grams per tonne silver has been estimated.

Work is currently underway on a regional exploration program on our extensive land holdings in the Toqui area. Our primary goal is to discover a gold skarn deposit similar to the Aserradero deposit.

During the fourth quarter, metallurgical testing was completed at El Toqui which examined the feasibility of treating the gold concentrate onsite with the goal of producing dore bars. Flotation concentrate samples were leached under intensive cyanidation conditions using the Gekko Mini Inline Leach Reactor ("ILR"). The procedure used mimics the conditions in a full sized batch ILR unit. Test results indicated that gold recoveries could reach 88-90 percent. This process could provide significant cost savings over third party treatment of the concentrate and provide a more stable cash flow from the mine. In 2005, over 29,000 ounces of gold were contained in the gold concentrate produced. Engineering work has commenced on a full size batch ILR unit.

LANGLOIS

Langlois, which is situated in north-western Quebec approximately 213 kilometres north of Val-d'Or, is currently being developed to reach commercial production in mid-2007.

A feasibility study to reopen the Langlois mine, including a technical solution for the ore pass problem, was completed by SRK in August 2001, following an extensive drilling program. The SRK feasibility study was updated in 2003 and the project economics were reviewed again by Breakwater late in 2005. The 2005 Breakwater review concluded that based on a life-of-mine average price for zinc of US$0.53 per pound, a copper price of US$1.05 per pound, a silver price of US$6.59 per ounce and an exchange rate of US$0.80 per C$1.00 the project had an internal rate of return of 16.6 percent based on mining and milling the proven and probable mineral reserves of 3.3 million tonnes at the grades and recoveries set forth in the Proven and Probable Mineral Reserves Production table below.

Proven and Probable Mineral Reserves Production Table
----------------------------------------------------------------
Tonnes Milled                                     3,323,000
----------------------------------------------------------------
Head Grade                          Zn (%)        10.8
                                    Cu (%)        0.8
                                    Au (g/t)      0.1
                                    Ag (g/t)      52.1
Recoveries                          Zn (%)        93.6
                                    Cu (%)        82.6
                                    Au (%)        29.0
                                    Ag (%)        35.5
Concentrate Grade                   Zn (%)        54.7
                                    Cu (%)        23.8
Tonnes Concentrate                  Zn (t)        613,100
                                    Cu (t)        96,300
Contained  Metal                    Zn (t)        335,100
                                    Cu (t)        22,900
                                    Au (oz)       2,600
                                    Ag (oz)       1,961,300
----------------------------------------------------------------

The operating plan incorporates several improvements to ensure the reliability of production and to control costs. These improvements include the elimination of ore passes for Zone 97, a new, level 9, ore dump and loading pocket, pre-development of several sublevels in Zone 97 and improvements for the underground mobile equipment fleet. Additionally, the operating plan includes continuing the exploration of Zone 97 which remains open to the east and at depth.

The high-grade mining alternative in the feasibility study does not isolate the lower grade mineral resources, some of which could be brought into the production plan under the current economic conditions.

The following table sets forth the mineral resources and mineral reserves as they have been calculated pursuant to National Instrument 43-101.

Mineral Resources and Mineral Reserves

Category                                        Tonnage       Zinc      Copper    Silver    Gold
                                                              (%)        (%)      (g/t)     (g/t)
----------------------------------------------------------------------------------------------------
Proven & Probable Mineral Reserves
----------------------------------------------------------------------------------------------------
Zones 3 and 4                                   1,203,500      9.49     0.49      39.52     0.07
Zone 97                                         2,119,200     11.51     1.02      59.28     0.09
----------------------------------------------------------------------------------------------------
Total                                           3,322,700     10.78     0.82      52.13     0.09
----------------------------------------------------------------------------------------------------

Measured & Indicated Resources*
----------------------------------------------------------------------------------------------------
Zones 3 and 4                                   1,779,200      9.98     0.53      34.82     0.08
Zone 97                                         3,201,500     11.80     0.93      64.60     0.09
----------------------------------------------------------------------------------------------------
Total                                           4,980,700     11.15     0.79      53.96     0.09
----------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------
Inferred
----------------------------------------------------------------------------------------------------
Zones 3 and 4                                     750,500     8.68      0.29      26.04     0.12
Zone 97                                           504,000    11.24      0.86      60.83     0.17
----------------------------------------------------------------------------------------------------
Total                                           1,254,500     9.71      0.52      40.02     0.14
----------------------------------------------------------------------------------------------------
*Measured and Indicated Mineral Resources include Proven and Probable Mineral Reserves

Total Cash Costs

The total cash costs, including smelting, shipping and by-product credits for copper, silver and gold, is forecast to average US$0.42 per pound of payable zinc.

Capital Costs

The development capital, including inventory build up, is forecast to be $27.0 million during 2006 and 2007, net of revenue from development ore. The majority of the capital requirements are related to underground development, with the mill accounting for only $1.5 million of the total. Total capital required to extract the above noted tonnages is estimated to be $47.6 million.

BOUGRINE MINE

In accordance with the life-of-mine plan, the Bougrine mine closed permanently on September 10, 2005, due to exhaustion of the known mineral reserves. The Company is presently investigating other uses for the Bougrine infrastructure. Closure of the tailings facility commenced during the fourth quarter.

--------------------------------------- ---------------------------------- --------------------------------
                                              YEAR ENDED DECEMBER 31                FOURTH QUARTER
                                        ---------------------------------- --------------------------------
                                              2005             2004              2005             2004
======================================= =============== ================== ================ ===============
Ore Milled (tonnes)                            216,823            330,392                -          84,395
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Zinc (%)                                        9.1               10.4                -             9.8
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Lead (%)                                        4.8                2.1                -             2.7
--------------------------------------- --------------- ------------------ ---------------- ---------------
Concentrate Production
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Zinc (tonnes)                                29,412             52,149                -          12,377
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Recovery (%)                             80.6               82.2                -            81.7
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (%)                                54.0               54.2                -            54.5
--------------------------------------- --------------- ------------------ ---------------- ---------------
  Lead (tonnes)                                 13,373              8,499                -           3,057
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Recovery (%)                             83.9               79.9                -            82.3
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (%)                                65.1               64.4                -            61.7
--------------------------------------- --------------- ------------------ ---------------- ---------------
Metal in Concentrates
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Zinc (tonnes)                                15,889             28,265                -           6,748
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Lead (tonnes)                                 8,708              5,470                -           1,886
--------------------------------------- --------------- ------------------ ---------------- ---------------
Total Cash Costs
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Per lb. payable zinc sold (US$)                0.36               0.40           (0.01)            0.40
--------------------------------------- --------------- ------------------ ---------------- ---------------

BOUGRINE MINE OUTLOOK

Reclamation of the Bougrine mine has commenced and is expected to be 90 percent complete in 2006. The mill building will be kept in place pending the results of an exploration program on a zinc lead prospect 170 kilometres to the north-west of the Bougrine mine site. Exploration of this prospect, budgeted at $0.5 million, is expected to commence during the first half of 2006.

BOUCHARD-HEBERT PRODUCTION

The Bouchard-Hebert mine closed permanently on February 20, 2005. Reclamation work, consisting of rock removal and covering the tailings disposal area, continued during the fourth quarter. The Company explored the area immediately around the mine, but no economic mineralization was encountered. Based on the results, the Company removed the mobile equipment and some of the underground infrastructure, and allowed the mine to flood.

---------------------------------------- -------------------------------------- ---------------------------------------
                                                 YEAR ENDED DECEMBER 31                      FOURTH QUARTER
                                         -------------------------------------- ---------------------------------------
                                                2005               2004                2005                2004
======================================== =================== ================== =================== ===================
Ore Milled (tonnes)                                 118,933            993,168                   -             233,525
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Zinc (%)                                             5.8                6.1                   -                 5.2
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Copper (%)                                           0.5                0.5                   -                 0.5
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Silver (g/t)                                          31                 29                   -                  28
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Gold (g/t)                                           1.1                1.0                   -                 0.8
---------------------------------------- ------------------- ------------------ ------------------- -------------------
Concentrate Production
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Zinc (tonnes)                                     11,299             99,446                   -              19,846
---------------------------------------- ------------------- ------------------ ------------------- -------------------
         Recovery (%)                                  91.1               90.3                   -                88.9
---------------------------------------- ------------------- ------------------ ------------------- -------------------
         Grade (%)                                     55.7               55.1                   -                54.4
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Copper (tonnes)                                    3,028             25,738                   -               6,794
---------------------------------------- ------------------- ------------------ ------------------- -------------------
         Recovery (%)                                  86.5               82.3                   -                83.8
---------------------------------------- ------------------- ------------------ ------------------- -------------------
         Grade (%)                                     15.5               15.2                   -                15.1
---------------------------------------- ------------------- ------------------ ------------------- -------------------
Metal in Concentrates
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Zinc (tonnes)                                      6,292             54,823                   -              10,803
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Copper (tonnes)                                      470              3,914                   -               1,024
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Silver (ounces)                                   40,013            309,920                   -              65,346
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Gold (ounces)                                      2,644             17,284                   -               2,969
---------------------------------------- ------------------- ------------------ ------------------- -------------------
Total Cash Costs
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Per lb. payable zinc sold (US$)                     0.30               0.25                   -                0.30
---------------------------------------- ------------------- ------------------ ------------------- -------------------

BOUCHARD-HEBERT MINE OUTLOOK

The Company will continue to explore for mineral deposits on the 7,982 hectares of exploration claims surrounding the mining leases. The concentrator building and equipment will be left intact pending any success in discovering economic mineralization in the near term.

Exploration commenced in October 2005 to test targets outside the current mine area. The program, which is to test multiple targets, will continue throughout 2006. In February, 2006 an airborne Megatem survey was carried out over the Bouchard-Hebert property.

NANISIVIK

Reclamation continued at the site until mid-October when the winter season set in and the contractor's equipment was shipped off site via the sea-lift. The major earth moving activities required for closure are now complete.

To date, approximately 2.8 million tonnes of earth have been moved. This includes covering the tailings area, removing waste rock, backfilling and covering the open pits, covering the landfill, removing any contaminated soils, and the backfilling/closure of the mine access ways (with the exception of two adits which will remain open for backhauling demolition debris in 2006).

The remaining reclamation work will be completed by Wolfden Resources Inc.'s contractor who has remained on-site to complete its own work, comprising the dismantling of the mill complex and the concentrate storage facilities. Wolfden will use the Nanisivik fleet of equipment to finish reclamation of the site which includes the demolition of the town site accommodations and removal of any remaining contaminated soil. We expect this will be completed in 2006 and all remaining salvageable equipment will be shipped off site at that time for sale on the open market or transfer to other Breakwater properties.

CARIBOU

On July 12, 2004, the Company and its wholly-owned subsidiary CanZinco Ltd. signed a revised letter of intent ("LOI") with Forest Gate Resources Ltd. and its wholly-owned subsidiary, Blue Note Metals Inc., regarding the acquisition of the Caribou and Restigouche mines. Under the terms of the LOI, after raising sufficient funds, Blue Note will acquire the Caribou and Restigouche mines by replacing the reclamation deposits of approximately $6.0 million with the New Brunswick government and issuing to CanZinco a $15 million convertible debenture with a maturity of five years. In the interim, the Caribou and Restigouche properties are managed on a care and maintenance basis under a contractual agreement with Bioteq Environmental Technologies Inc.

FOURTH QUARTER REVIEW

The Company realized net earnings in the fourth quarter of 2005 of $9.8 million compared with a net loss of $6.3 million in the same period in 2004. The 2005 fourth quarter net earnings included a $6.5 million tax recovery related to the setup of a tax asset for El Mochito and El Toqui, this is a non-cash gain.

In the fourth quarter ended December 31, 2005, gross sales revenues generated were seven percent lower despite stronger metal prices due to the sale of 24 percent fewer tonnes of concentrate and a stronger Canadian dollar. Fewer tonnes were sold because Breakwater had three producing mines in the fourth quarter of 2005 compared with five in the same period of 2004 thereby reducing production.

Treatment charges and freight costs averaged $292 per tonne of concentrate sold in the fourth quarter of 2005 compared with $250 per tonne in the same period in 2004. Treatment charge escalators were triggered by the higher metal prices and realized freight rates were higher in 2005. Direct operating costs were higher in 2005 at $406 per tonne of concentrate sold compared with $357 per tonne in 2004.

---------------------------- --------------------------------------------------------------
    Operating review for                          CONCENTRATE TONNES
  the fourth quarter ended   --------------------------------------------------------------
        December 31                       2005                           2004
---------------------------- ------------------------------- ------------------------------
                                  SOLD          PRODUCED         SOLD          PRODUCED
---------------------------- ---------------- -------------- -------------- ---------------
Myra Falls                       16,710          27,404          17,574         25,663
---------------------------- ---------------- -------------- -------------- ---------------
El Mochito                       21,834          24,883          11,165         24,499
---------------------------- ---------------- -------------- -------------- ---------------
El Toqui                         13,643          16,554          10,535         14,005
---------------------------- ---------------- -------------- -------------- ---------------
Bougrine                         8,204             0             11,408         15,434
---------------------------- ---------------- -------------- -------------- ---------------
Bouchard-Hebert                    0               0             29,172         26,640
---------------------------- ---------------- -------------- -------------- ---------------
TOTAL                            60,391          68,841          79,854        106,241
---------------------------- ---------------- -------------- -------------- ---------------

---------------------------- ------------------- ------------------- -------------------- -------------------
                                                    CONTRIBUTION
   Operating review for                             (LOSS) FROM
 the fourth quarter ended                              MINING                                  CAPITAL
       December 31               NET REVENUE        ACTIVITIES(1)      NON-CASH COSTS(2)    EXPENDITURES(4)
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
($ millions)                   2005      2004     2005      2004       2005      2004       2005      2004
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Myra Falls                      12.5       8.9      0.6      (3.6)       1.4        2.3       5.7       2.9
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Mochito                      14.9       5.2      6.8        1.5       2.0        1.2       2.3       2.2
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Toqui                        10.4      10.0      3.3        4.8       1.3        0.9       2.2       4.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bougrine                         4.2       4.2      1.9       (1.2)      0.4        1.8       0.0      (0.2)
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bouchard-Hebert                  0.0      13.6      0.3        3.2      (0.3)       2.5       0.0       0.1
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Nanisivik                        0.0       0.0    (0.1)      (0.2)       0.1        0.2       0.0       0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Langlois                         0.0       0.0      0.0        0.0       0.0        0.0       0.8       1.5
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Other                        (2.3)(3)  (0.3)(3)    (2.5)      (0.6)      0.2        0.3       0.0       0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
TOTAL                           39.7      41.6     10.3        3.9       5.1        9.2      11.0      10.5
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------

(1)  After non-cash costs.
(2)  Depreciation, depletion and accretion costs.
(3)  Net realised from metal hedging activities.
(4)  Includes assets under capital lease.

General and administrative costs were slightly higher by $0.1 million due mainly to higher audit and regulatory compliance costs.

Stock based compensation was reduced to $0.2 million in 2005 compared with $0.6 million in 2004 as fewer options were issued in the 2005.

In the fourth quarter of 2005, the Company recorded a mark-to-market loss of $0.9 million on its gold loan facility, entered into in August 2005, as the result of the increase in the gold price during the quarter. This is a non-cash cost that will be reversed as the loan is repaid in physical gold during 2006.

Other non-producing property costs were significantly lower in the fourth quarter of 2005 at $1.7 million compared with $5.1 million in 2004. The main reason for the decrease was the $2.1 million write-down of supplies inventory at the Nanisivik mine and higher than expected holding costs at Nanisivik in 2004.

In the fourth quarter of 2005, a recovery of $6.3 million in income and mining taxes was recognized compared with an expense of $0.2 million in 2004 as the Company recorded a future income tax asset of $6.5 million related to tax loss pools at El Mochito and El Toqui as it is more likely than not that the tax losses carried forward will be used to reduce taxable income in 2006.

NON-GAAP RECONCILIATIONS

----------------------------------------------------------------------- --------------------------------------
NON-GAAP RECONCILIATION OF CASH PROVIDED FROM OPERATING
ACTIVITIES (BEFORE CHANGES IN NON-CASH WORKING CAPITAL ITEMS) TO
CONSOLIDATED FINANCIAL STATEMENTS ($ MILLIONS)                            2005         2004           2003
======================================================================= ========== ============= =============
Net Cash Provided By Operations Activities per Consolidated                22.0         24.1          17.9
Statements of Cash Flows
----------------------------------------------------------------------- ---------- ------------- -------------
Less changes in non-cash working capital                                   (2.5)         5.2          (2.4)
----------------------------------------------------------------------- ---------- ------------- -------------
CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH
WORKING CAPITAL ITEMS)                                                     19.5         29.3          15.5
----------------------------------------------------------------------- ---------- ------------- -------------

Cash Provided from Operating Activities (before changes in non-cash working capital items) is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and are not necessarily indicative of cash provided from operating activities as determined under generally accepted accounting principles. This measure intends to provide investors with information about the cash generating capabilities of the Company's operating activities on a cash basis in a given period; the Company uses this information for the same purpose. Mining operations are capital intensive. These measures exclude financing activities, investing activities and changes in non-cash working capital. These items are discussed throughout the MD&A and the consolidated financial statements.

------------------------------------------------------------------------ ------------------------------------
NON-GAAP RECONCILIATION OF TOTAL CASH COST PER POUND OF PAYABLE
ZINC SOLD TO CONSOLIDATED FINANCIAL STATEMENTS                                 2005               2004
------------------------------------------------------------------------ ------------------ -----------------
By-Product Credit ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Gross sales revenue per financial statements                                 313.0             240.3
------------------------------------------------------------------------ ------------------ -----------------
   Less zinc sales revenue                                                     (189.7)           (177.6)
------------------------------------------------------------------------ ================== =================
                                                                                123.3              62.7
------------------------------------------------------------------------ ================== =================
Treatments & Freight Charges ($ millions)
------------------------------------------------------------------------ ================== =================
   Per financial statements                                                     105.4              81.9
------------------------------------------------------------------------ ================== =================
Direct operating costs ($ millions)
------------------------------------------------------------------------ ================== =================
   Per financial statements                                                     144.3             101.9
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
   Total cash costs - Canadian ($ millions)                                     126.4             121.1
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
    Exchange rate C$/US$                                                       1.2111            1.3001
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Total cash costs - US ($ millions)                                              104.6              93.2
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Zinc pounds sold (millions)                                                     265.3             290.6
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Total cash cost per pound of payable zinc sold (US$)
------------------------------------------------------------------------ ------------------ -----------------
   By-product credit                                                            (0.39)            (0.17)
------------------------------------------------------------------------ ------------------ -----------------
   Treatment and marketing costs                                                 0.33              0.22
------------------------------------------------------------------------ ------------------ -----------------
   Direct operating costs                                                        0.45              0.27
------------------------------------------------------------------------ ------------------ -----------------
TOTAL                                                                            0.39              0.32
------------------------------------------------------------------------ ------------------ -----------------

Total Cash Costs per Pound of Payable Zinc Sold instead of Total Cash Costs per Pound of Payable Zinc Produced are furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP and is not necessarily indicative of operating expenses as determined under GAAP. This measure is intended to provide investors with information about the cash generating capabilities of the Company's mining operations; the Company uses this information for the same purpose. Mining operations are capital intensive. These measures exclude capital expenditures. Capital expenditures are discussed throughout the MD&A and the consolidated financial statements.

SUMMARY OF QUARTERLY RESULTS

--------------------------------- -------------------------------------------- --------------------------------------------
                                                        2004                                       2005
--------------------------------- -------------------------------------------- --------------------------------------------
                                         Q1         Q2         Q3         Q4          Q1         Q2         Q3         Q4
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Gross Sales Revenue                    60.2       52.5       66.1       61.5        91.3       92.4       71.9       57.4
($ millions)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Net Earning (Loss)                      2.2        4.4        2.4       (6.3)        4.1        2.4       (1.6)       9.8
($ millions)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
     Per share - basic                $0.01      $0.01      $0.01     ($0.02)      $0.01      $0.01      $0.00      $0.03
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Weighted-average number of
Common Shares outstanding
(millions)                            343.8      344.5      362.7      363.0       365.7      367.4      369.5      374.2
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
     Per share - diluted              $0.01      $0.01      $0.00    ($0.02)       $0.01      $0.01      $0.00      $0.02
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
(C$/US$) realized
     exchange rate                   1.3172     1.3596     1.3127     1.2290      1.2274     1.2429     1.2019     1.1744
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Average realized
     zinc price (US$/t)               1,058      1,006        988      1,095       1,256      1,252      1,296      1,502
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Average realized
     zinc price (C$/t)                1,394      1,368      1,297      1,345       1,542      1,556      1,558      1,764
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Concentrate tonnes sold              86,031     76,061     94,957     79,854     108,507    118,022     80,196     60,391
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Concentrate tonnes produced          84,590     86,115    111,790    106,241     103,259     88,782     76,014     68,841
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------

The quantity of concentrate sold directly affects gross sales revenue. The recognition of revenue from the sale of concentrate can vary from quarter-to-quarter based on customer agreements, the availability of ships and compliance with the Company's revenue recognition policy. As all sales are based in US dollars, the US dollar weakening against the Canadian dollar has reduced the realized Canadian dollar gross sales revenue.

CONTRACTUAL OBLIGATIONS

----------------------------------- -------------------------------------------------------------------------
                                                             PAYMENTS DUE BY PERIOD
----------------------------------- -------------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS                            (LESS THAN)    (GREATER THAN)               (GREATER THAN)
($ millions)                           TOTAL          1 YEAR        1-3 YEARS      4-5 YEARS       5 YEARS
----------------------------------- ------------- -------------- --------------- -------------- -------------
Capital Leases                            1.7            0.7             0.7            0.3           0.0
----------------------------------- ------------- -------------- --------------- -------------- -------------
Operating Leases                          3.8            1.1             1.3            1.1           0.3
----------------------------------- ------------- -------------- --------------- -------------- -------------
Purchase Obligations                     22.3           22.3             0.0            0.0           0.0
----------------------------------- ------------- -------------- --------------- -------------- -------------
Other Long-term Obligations              30.9           21.8             6.1            2.5           0.5
----------------------------------- ------------- -------------- --------------- -------------- -------------
Reclamation                              48.2            9.3             9.2            2.5          27.2
----------------------------------- ------------- -------------- --------------- -------------- -------------
Total                                   106.9           55.2            17.3            6.4          28.0
----------------------------------- ------------- -------------- --------------- -------------- -------------

RELATED PARTY TRANSACTIONS

In December 2005, a syndicate of investment dealers comprising Dundee Securities Corporation ("DSC") and GMP Securities ("GMP") participated in raising $6 million flow through financing for the Company. DSC is related to the significant shareholder of the Company. The Company paid DSC a commission of $120,000. The Company accrued expenses of $500,000 for services provided by Dundee Corporation during the period from October 2001 to December 2003.

CHANGES IN ACCOUNTING POLICIES

In 2005 the Company adopted the following policies:

On January 1, 2005, the Company adopted the Canadian Institute of Chartered Accountants ("CICA") Accounting Guideline No. 15 - "Consolidation of Variable Interest Entities" ("AcG-15") which requires that the Company consolidate a variable interest entity when the Company has a variable interest, or combination of variable interests, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both. On October 17, 2005, the CICA issued EIC-157 - "Implicit Variable Interests Under AcG-15" which clarifies the identification of variable interest entity under AcG-15. As at December 31, 2005 the Company had no entities which would qualify as a variable interest entity under AcG-15.

On December 6, 2005, the CICA issued EIC-159 - "Conditional Asset Retirement Obligations" which clarifies the identification of conditional asset retirement obligations as used in CICA 3110 - Asset Retirement Obligation. The adoption of this policy had no impact on the Company's asset retirement obligations.

(See note 1 to the consolidated financial statements.)

CRITICAL ACCOUNTING ESTIMATES

        ASSET IMPAIRMENT
The carrying values of producing mineral properties, including properties placed on care and maintenance and related deferred expenditures, are reviewed regularly and, where necessary, are written down to the estimated net recoverable amounts. Estimated future net cash flows, on an undiscounted basis, are calculated for each property using: estimated recoverable reserves, on the basis of current proven and probable reserves, except for Langlois mine where the conversion of resources was considered, taking into account the cost of conversion; estimated future metal price realization (considering historical and current prices, price trends and related factors); and estimated operating and capital cash flows. Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur that may affect the recoverability of the carrying value of mineral properties. No write-downs were required in 2005.

        RESERVES
Every year the Company estimates its proven and probable mineral reserves (the "Reserves") in accordance with National Instrument 43-101 ("NI 43-101"), a rule adopted by Canadian securities administrators as the standard of disclosure for mineral projects. This estimate is used to determine mine viability, mine life and amortization rates. The estimation of Reserves is based on drill hole information, historical mining results, historical metallurgical results, estimated future operating costs and estimated future metal prices. A "Qualified Person", as defined by NI 43-101, performs the Reserves estimate. As all of the Company's operations have had significant operating history the factor that could have the greatest impact on the Reserves estimate is future metal prices.

        AMORTIZATION
The Company uses the units of production method for amortization of Mineral Properties and some of its Fixed Assets based on the reserves. Any significant changes in the Reserves could impact the amount of annual amortization.

        INVENTORY
The Company values its concentrate inventories at the lower of cost or realizable value at the end of the reporting period. Costs represent the average cost, and include direct labour and materials costs, mine site overhead and depreciation and amortization. Realizable value includes metal prices, net of treatment charges and freight. Metal prices can be subject to significant change from period to period. At December 2005 all concentrate inventories were recorded at cost.

        FUTURE TAX ASSETS AND LIABILITIES
Future tax assets and liabilities are calculated using the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using current tax rates. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period the change is known. To the extent that the Company considers it to be more likely than not that a future tax asset will be recovered, a tax asset will be setup, otherwise it provides a valuation allowance against the excess. It is possible that changes could occur in the future that may affect the recoverability of the carrying value of future tax assets and a write-down may be required.

        RECLAMATION
The Company provides for the fair value of liabilities and capitalized costs for asset retirement obligations in the period in which they are incurred. Over time, the liability is accreted to its present value and the capitalized cost is amortized over the useful life of the related asset. Asset retirement obligations are obligations of the Company that arise as a result of an existing law, regulation or contract related to asset retirements. Estimates of the liability associated with the retirement of an asset are based on current laws and regulations and the expected resulting costs, all of which are subject to change. If actual costs of reclamation exceed the recorded amount Breakwater will record a loss. Alternatively, if reclamation costs incurred are less than those recorded the Company will record a gain. Currently the Company is not able to setup a liability for reclamation at El Mochito as there is no law, regulation or contract related to this asset's retirement.

RISKS AND UNCERTAINTIES

The most significant risk affecting the profitability and viability of the Company is the fluctuation of metal prices, particularly zinc, as the Company's earnings and cash flow are highly sensitive to changes in the realized metal prices. Low metal prices can impair the Company's liquidity and, if they persist for an extended period, the Company would be required to look to alternatives other than cash flow to maintain its liquidity until metal prices recover. Other risks facing the Company include fluctuations in treatment charges, operating, geological and environmental risks associated with mining and, due to the varied geographic locations of the Company's operations, political risks.

        PRICE RISK
The profitability of any mining operation owned by the Company is significantly affected by the market price of zinc. It is estimated that each US$0.01 per pound change in the price of zinc will impact earnings and cash flow by approximately $1.8 million during 2006. An earlier table shows the approximate impact on the Company's cash flows of variations in metal prices and the US/Canadian dollar exchange rate, based on current plans for 2006, and assuming that the changes remain in effect for the full year.

Fluctuations in metal prices are influenced by numerous factors beyond the control of the Company. Exchange rates, interest rates, inflation, and the world's supply and demand for metals can each cause significant fluctuations in metal prices. Such external economic factors are, in turn, influenced by changes in international economic growth patterns and political developments.

        FOREIGN EXCHANGE RISK
The Company operates using the Canadian dollar and the American dollar as well as several other currencies, and as such may be affected by fluctuations in foreign exchange rates. Currency fluctuations may affect the revenues which Breakwater realizes from its operations, as concentrates are sold in American dollars, while a significant percentage of its expenses are denominated in non-American currencies. This exposes the Company to increased volatility in earnings as reported in Canadian dollars due to fluctuations in foreign exchange rates. While foreign currencies are generally convertible into Canadian and American dollars, there is no guarantee that they will continue to be so convertible or that fluctuations in the value of such currencies will not have an adverse effect on the Company.

        CREDIT RISK
The Company is subject to credit risk through trade receivables. The Company manages this risk through evaluation and monitoring processes and carries credit insurance when necessary. Although the Company has a number of significant customers, they are all established and creditworthy customers. Credit risk is further mitigated through the use of provisional payment arrangements and the use of letters of credit where appropriate. Credit risk also relates to derivative contracts arising from the possibility that a counterparty to an instrument in which the Company has an unrealized gain fails to perform. The Company transacts only with counterparties that have strong credit ratings. The Company does not consider the credit risk associated with these financial instruments to be significant.

        INTEREST RATE RISK
The Company had various operating lines of credit that tie interest payments to the bank prime or LIBOR lending rates. Therefore, the Company was exposed to interest rate risk through fluctuations in these interest rates. In addition, the Gold Loan carries a fixed rate of interest of 2.9%, thus, the Company is also exposed to interest rate price risk. The Company does not enter into financial instruments to mange its interest rate risk.

        OPERATING, GEOLOGICAL AND ENVIRONMENTAL RISK
The Company maintains high operating standards at all of its operations by adopting stringent social, safety and operating practices. The Company focuses on environmental protection, employee training and safety. A program of regular reviews is structured to continually identify risks and control loss at every level. Co-operation with the Company's insurers increases the effectiveness of the Company's loss control programs. Changing environmental laws and regulations can create uncertainty with regard to future reclamation costs. In addition, the review process can be lengthy and complex and delay both the commissioning and decommissioning of projects. To minimize this risk, the Company monitors environmental issues on an ongoing basis and believes reasonable provisions for future environmental costs have been made and are reflected in the financial statements.

        ENVIRONMENTAL SECURITY

As at December 31, 2005, the Company had $9.2 million of environmental security in place. These funds are held to partially fund reclamation requirements at the Company's various mine sites. The current amounts of these funds are expected to be returned to the Company as work planned in 2006 is completed.

In addition, the Company was obligated to post $13.4 million of security related to the Myra Falls mine. These funds were posted on January 31, 2006.

---------------------------------- -------------------- --------------------- ---------------------
Environmental Security
(million's)                              Current             Long-term               TOTAL
---------------------------------- -------------------- --------------------- ---------------------
Myra Falls                                 0.0                  0.1                   0.1
---------------------------------- -------------------- --------------------- ---------------------
Bouchard-Hebert                            2.4                  0.7                   3.1
---------------------------------- -------------------- --------------------- ---------------------
Caribou                                    0.0                  6.0                   6.0
---------------------------------- -------------------- --------------------- ---------------------
TOTAL                                      2.4                  6.8                   9.2
---------------------------------- -------------------- --------------------- ---------------------

As regulations regarding environmental restoration and the security related thereto can change from time to time, it is possible that demands may be made on the Company to provide additional security.

        FINANCIAL INSTRUMENTS

The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial contracts in accordance with the formal risk management policy approved by the Company's Board of Directors and managed by the Company's Hedge Committee. The Company does not hold or issue derivative contracts for speculation or trading purposes.

The Company's short-term financial instruments, made up of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and short-term debt excluding the Gold Loan are carried at cost which, due to their short-term nature, approximates their fair value. The Gold Loan is carried at fair value as described in note 8. The fair value of the long-term debt also approximates its carrying value as set out in note 9.

Such fair value estimates are management's best estimates, not necessarily indicative of the amounts the Company might pay or receive in actual market transactions, though the amounts realized in an actual transaction may differ from these estimates. Potential taxes and other transaction costs have not been considered in estimating fair value.

OUTSTANDING SHARE DATA AND FULL DILUTION CALCULATION

The Company is authorized to issue an unlimited number of Common Shares and 200,000,000 preferred shares, issueable in series; there are no preferred shares outstanding. Each Common Share entitles the holder of record thereof to one vote at all meetings of shareholders of the Corporation, except at meetings at which only holders of another class or series of shares of the Corporation are entitled to vote. The table set forth below summarizes the Capital Stock. For a more complete description of certain elements please refer to note 12 to the consolidated financial statements of the Company.

---------------------------------------------------------------------------------- ----------------------
 Common Shares or Securities Convertible into Common Shares                                March 2, 2006
---------------------------------------------------------------------------------- ----------------------
 Issued and Outstanding                                                                      381,695,510
---------------------------------------------------------------------------------- ----------------------
 Share Options Outstanding weighted average exercise price $0.89.                             10,084,667
---------------------------------------------------------------------------------- ----------------------
 Dundee Corporation 15,400,705 warrants granted at $0.20, will expire March 2,                30,801,410
 2007 and 15,400,705 expire May 2, 2007.
---------------------------------------------------------------------------------- ----------------------
 Lender Warrants to Dundee Corporation granted at $0.19, expire March 27, 2006.                1,000,000
---------------------------------------------------------------------------------- ----------------------
 Warrants granted at $1.00, expire January 28, 2009 - traded on TSX                           33,571,429
---------------------------------------------------------------------------------- ----------------------
 FUTURE FULLY DILUTED                                                                        457,153,016
---------------------------------------------------------------------------------- ----------------------

CONCLUSION RELATING TO DISCLOSURE CONTROLS AND PROCEDURES

An evaluation was performed under the supervision of and with the participation of management, including the President and Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the

Company's disclosure controls and procedures as defined in the MULTILATERAL INSTRUMENT 52-109. Based on that evaluation, the President and Chief Executive Officer and the Chief Financial Officer concluded that the design and operation of the Company's disclosure controls and procedures were effective as at December 31, 2005.

OTHER INFORMATION

Additional information regarding the Company is included in the Company's Annual Information Form filed with the Canadian securities regulators and the United States Securities and Exchange Commission, a copy of which is posted on the SEDAR website at www.sedar.com.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Certain statements included in this Management's Discussion and Analysis includes forward-looking statements, which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "forecast", "estimate", "expect", "believe", "intend", "will", "eventual", "ongoing", "anticipated", "explore", "projected", "could", "continue", "likely", "future", "budget", "plan", "projection" and other similar expressions are intended to identify forward-looking statements. In particular, statements relating to the estimated future metal prices, cash flows, expenses, capital costs, ore production, mine life, financing, development of mines, and exploration are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to other factors, many of which are beyond our control, that may cause the actual results or performance to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, asset impairment, metal price volatility, fluctuations in foreign exchange rates, economic and political events affecting metal supply and demand, fluctuations in ore grade or ore tonnes milled, geological, operating and environmental risks, problems during the development, construction and start-up phases of an underground mine, inadequacy of environmental insurance. For a more comprehensive review of risk factors, please refer to the Company's most recent annual report under "Management's Discussion and Analysis of Financial Results", Annual Information Form and Form 40-F under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities filed on SEDAR at www.sedar.com. The Company is under no obligation and it expressly disclaims any such obligation to update or alter any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.